Exhibit (8)(f)(v)

                 AMENDMENT NO. 4 TO FUND PARTICIPATION AGREEMENT

     THIS AMENDMENT NO. 4 TO FUND PARTICIPATION AGREEMENT (the "Amendment") is effective as of February 9, 2001, by and between CONSECO VARIABLE INSURANCE COMPANY (formerly known as Great American Reserve Insurance Co.) (The "Company') and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

     WHEREAS, the Company and ACIM are parties to that certain Fund Participation Agreement dated April 30, 1997 as amended by Amendment No. 1 dated November 15, 1997, Amendment No. 2 dated December 31, 1997 and Amendment No. 3 dated January 13, 2000 (collectively, the "Agreement") in connection with the participation by the Funds in Contracts offered by the Company; and

     WHEREAS, the parties wish to supplement the Agreement as provided herein to add additional Accounts to those authorized to offer the Funds as investment options under the Contracts.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Company and ACIM hereto agree as follows:

     1. Addition of Accounts. The Company represents and warrants that it has established the Separate Accounts listed on Schedule A, attached hereto, each of which is a separate account under Texas Insurance law, and has registered each Account as a unit investment trust under the 1940 Act to serve as an investment vehicle for the Contracts. After the date of this Amendment, all references to "Accounts" in the Agreement shall be deemed to include Separate Accounts listed on Schedule A.

     2. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

     3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     4. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 4 as of the date first above written.

CONSECO VARIABLE INSURANCE                        AMERICAN CENTURY INVESTMENT
COMPANY                                           MANAGEMENT, INC.



By:  /s/ Jon Davis                                By:  /s/ David C. Tucker
     ---------------------------------------           -------------------------
Name:  Jon Davis                                  Name:  David C. Tucker
       -------------------------------------             -----------------------
Title:  Senior Vice President                     Title:   Senior Vice President
        ------------------------------------              ----------------------

                                   SCHEDULE A

                                SEPARATE ACCOUNTS

Conseco Variable Annuity Account C
Conseco Variable Annuity Account E
Conseco Variable Annuity Account F
Conseco Variable Annuity Account G
Conseco Variable Annuity Account H
Conseco Variable Annuity Account I
Conseco Variable Account L